Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-163431 and No. 333-171778) of Hallador Energy Company, of our report dated March 12, 2018, on the consolidated financial statements of Hallador Energy Company which appears in this Form 10-K for the year ended December 31, 2017.

/s/ EKS&H LLLP

March 12, 2018
Denver, Colorado